EXHIBIT 99.1

     Express Scripts First Quarter Net Income Up 58 Percent; Diluted EPS Rises 38 Percent Cash Flow from Operations Grows to $61 Million

     ST. LOUIS, April 19, 2000--Express Scripts, Inc. (NASD: ESRX) announced first quarter 2000 net income of $21.4 million, or 55 cents per diluted share. This is a 58 percent increase in net income and a 38 percent increase in diluted earnings per share compared with $13.5 million, or 40 cents, in the first quarter of 1999.

     During the quarter, Express Scripts generated $60.7 million in cash flow from operations, compared with the use of ($3.8) million in cash for the same period of 1999. Approximately $30 million of the increase in cash flow from operations was due to the reduction in inventory balances, which the company had increased during the fourth quarter of 1999 to address the potential for higher year-end demand in its mail pharmacies related to members' Y2K concerns.

     "Our strong first quarter performance continues our track record of earnings growth," stated Barrett Toan, president and chief executive officer. "We're particularly pleased to report strong cash flow, which positions us well to continue to effectively execute our business and financial strategies." As a result of strong cash flow from operations, the company prepaid $30.0 million in debt and repurchased 543,000 shares of its Class A Common Stock for $20.9 million during the first quarter.

     Express Scripts reached several company milestones, including being ranked for the first time among the nation's top 500 companies by Fortune and Forbes magazines. In the Fortune 500, the company ranked #371, based on revenues. The Forbes 500 ranked Express Scripts #353 in sales and #498 in profits. In January, Express Scripts was also named a Forbes Platinum 400 company, based on a combination of total return on capital, cash flow per share, and growth in sales and net income.

     "We're pleased to be included in these rankings based on our performance," stated Toan. "We consider the rankings to be significant, but even more important is our goal of delivering value to our clients and employing our capital to build economic profit."

Strong Operating Results

     In the first quarter of 2000, revenues were $1.5 billion, a 64 percent increase over $899.1 million in the same period of 1999. The year-to-year increase is due to higher utilization; higher drug costs; the acquisition of Diversified Pharmaceutical Services (DPS), which was completed on April 1, 1999; and the conversion of DPS clients to the Express Scripts networks.

     Gross profit increased 77 percent to $133.2 million in the first quarter of 2000 from $75.4 million for the comparable period of 1999. Selling, general and administrative expenses (SG&A), excluding depreciation and amortization, were $65.1 million, a 62 percent increase over the $40.2 million reported for the comparable period of 1999. These increases are consistent with the increase in revenues.

Network Claims and Mail Pharmacy Volumes Contribute To Growth

     Pharmacy network claims processed increased to 59.4 million during the first quarter of 2000, excluding 20.6 million from the United HealthCare (UHC) contract, a 65 percent increase when compared with the first quarter a year ago, prior to the DPS acquisition. Mail pharmacy prescriptions filled increased to
3.5 million during the first quarter of 2000, a 54 percent increase compared with the first quarter a year ago, due primarily to internal growth. As of April 1, 2000, Express Scripts served approximately 38.5 million members, excluding the 9.5 million members served under the UHC contract.

     "We expect mail pharmacy services will continue to be an important growth area as our clients seek additional value and consumers become more accustomed to using the mail and Internet for routine prescription filling," said Toan. "Our association with PlanetRx.com, our exclusive Internet pharmacy, is an important component of this strategy."

Integration Supports Increased Services Expansion and Efficiency

     During the first quarter, an additional 1.3 million Express Scripts members began utilizing expanded services. This service expansion includes programs that provide for more advanced formulary management and the addition of mail or network service where only one of these services had been used previously.

     New sales during the quarter include a contract Express Scripts signed with Humana Inc. (NYSE: HUM) to provide Practice Patterns Science's advanced decision-support technology for Humana's nearly six million members. The program is intended to enhance Humana's population health program and provide network information systems capabilities.

     Further enhancing the integration of sales and customer service, Express Scripts eliminated one of its claims processing platforms at the end of the first quarter, consistent with the company's plan to consolidate and streamline computer systems. "These positive results will facilitate further integration as the company moves forward with consolidation of the three remaining claims processing platforms," said Toan.

     Express Scripts, Inc. is the nation's leading independent full-service pharmacy benefit management (PBM) company. Through facilities in seven states and Canada, the company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

     Express Scripts provides fully-integrated PBM services, including network claims processing, mail-order pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services (which include development of data warehouses to combine medical claims and prescription drug claims, disease management support services and outcome assessments through the company's Health Management Services division and Practice Patterns Science, Inc. subsidiary), and informed decision counseling services through its Express Health Line SM division. The company also provides non-PBM services, including infusion therapy services through its Express
Scripts Infusion Services subsidiary and distribution services through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the Company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
(i) risks associated with successfully completing its Internet strategy; (ii) risks associated with the consummation and financing of acquisitions, including the ability to successfully integrate the operations of acquired businesses with our existing operations, client retention issues, and risks inherent in the acquired entities operations; (iii) risks associated with obtaining financing and capital; (iv) risks associated with our ability to manage growth; (v)
competition, including price competition, competition in the bidding and proposal process and our ability to consummate contract negotiations with prospective clients; (vi) the possible termination of contracts with certain key clients or providers; (vii) the possible termination of contracts with certain pharmaceutical manufacturers, changes in pricing, discount, rebate or other practices of pharmaceutical manufacturers; (viii) adverse results in litigation;
(ix) adverse results in regulatory matters, the adoption of adverse legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; (x) developments in the healthcare industry, including the impact of increases in healthcare costs, changes in drug utilization patterns and introductions of new drugs; (xi) dependence on key members of management; (xii) our relationship with New York Life Insurance Company, which possesses voting control of the company; (xiii) other risks described from time to time in our filings with the Securities and Exchange Commission. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW


                              EXPRESS SCRIPTS, INC.

                        Unaudited Statement of Operations
              (in thousands, except per share and percentage data)

                                                                 Three Months Ended
                                                                      March 31,

                                                      2000              1999         % Change
Revenues                                        $     1,476,259    $       899,087         64.2%

Cost and expenses:
   Cost of revenues(1)                                1,343,063            823,647          63.1%
   Selling, general and administrative(2)                84,121             46,440          81.1%
                                                      1,427,184            870,087          64.0%
Operating income                                         49,075             29,000          69.2%
Interest income (expense):
   Interest income                                        1,381              1,393          -0.9%
   Interest expense                                     (14,201)            (6,222)        128.2%
                                                        (12,820)            (4,829)        165.5%
Income before income taxes                               36,255             24,171          50.0%
Provision for income taxes                               14,823             10,628          39.5%
Net income                                      $        21,432    $        13,543          58.3%

Basic earnings per share                        $          0.56    $          0.41          36.6%

Weighted average number of common shares
   outstanding during the period - basic                 38,540             33,211          16.0%

Diluted earnings per share                      $          0.55    $          0.40          37.5%

Weighted average number of common shares
   outstanding during the period - diluted               39,206             34,154          14.8%

EBITDA(3)                                       $        70,642    $        37,487          88.4%


     (1) Includes depreciation and amortization expense of $2,577, and $2,265, respectively.

      (2) Includes depreciation and amortization expense of $18,990, and
$6,222,   respectively.

     (3) EBITDA is earnings before interest, taxes, depreciation and amortization (operating income plus depreciation and amortization). EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.



                              EXPRESS SCRIPTS, INC.


                             Unaudited Balance Sheet
                                 (in thousands)

                                                    March 31,            December 31,
                                                      2000                   1999
ASSETS
Current assets
     Cash and cash equivalents                  $      131,547             $       132,630
     Receivables, net                                  720,587                     783,086
     Inventories                                        77,426                     113,248
     Deferred taxes                                     26,400                      32,248
     Prepaid expenses                                    3,504                       5,143
         Total current assets                          959,464                   1,066,355

Property and equipment, net                            104,216                      97,573
Investment in marketable securities                     82,961                     150,365
Goodwill, net                                          970,081                     982,496
Other intangible assets, net                           176,348                     183,420
Other assets                                             7,993                       7,102

Total assets                                    $    2,301,063             $     2,487,311

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Claims and rebate payable                  $      779,444             $       850,630
     Current portion of long-term debt                       -                           -
     Accounts payable                                   98,047                     112,731
     Accrued expenses                                  126,879                     136,997
         Total current liabilities                   1,004,370                   1,100,358

Long-term debt                                         605,839                     635,873
Other long-term liabilities                             31,918                      51,598
     Total liabilities                               1,642,127                   1,787,829

Total stockholders' equity                             658,936                     699,482

Total liabilities and stockholders' equity      $    2,301,063             $     2,487,311




                              EXPRESS SCRIPTS, INC.

                        Unaudited Statement of Cash Flows
                                 (in thousands)

                                                        Three Months Ended
                                                             March 31,
                                                      2000              1999
Cash flow from operating activities:
   net income                                   $       21,432     $       13,543
Adjustments to reconcile net income to
   net cash provided by operating activities:
     Depreciation and amortization                      22,153              8,685
     Other                                              17,091            (26,036)
Net cash provided by (used in) operating
   activities                                           60,676             (3,808)

Cash flows from investing and financing activities:
     Purchase of property and equipment                (11,723)            (5,677)
     Repayment of long-term debt                       (30,000)                  -
     Repurchase of Class A Common Stock                (20,910)                  -
     Other                                                 874              2,734
Net cash (used in) investing and
   financing activities                                (61,759)            (2,943)

Net (decrease) in cash and cash equivalents             (1,083)            (6,751)

Cash and cash equivalents at beginning
   of period                                           132,630            122,589

Cash and cash equivalents at end
   of period                                    $      131,547     $      115,838





                              EXPRESS SCRIPTS, INC.

                          Unaudited Non-Financial Data
                     (in thousands, except percentage data)


                                                                 Three Months Ended
                                                                      March 31,
                                                     2000(1)            1999             % Change

Drug spending                                   $    2,582,901     $    1,450,481           78.1%

Pharmacy network claims processed                       59,414             36,028           64.9%

Mail pharmacy prescriptions filled                       3,515              2,279           54.2%





                                         Selected Ratio Analysis

                                                 Actual          Pro Forma(7)

Net debt to EBITDA ratio(2)                        2.0x               1.7x
Interest coverage ratio(2) (4)                     3.6x               4.4x
Debt to enterprise value(3)                       27.2%              27.2%
Net debt to net capitalization(3)                 41.9%              41.9%
Cash value per share(5)                           $3.41              $3.41
Book value per share (6)                         $17.10             $17.10


     (1) Drug spending and pharmacy network claims processed exclude UHC. Drug spending and pharmacy network claims processed for UHC were $908,909 and 20,604, respectively.

     (2) Uses financial  information for the twelve months ended March 31, 2000.

     (3) Based on financial  information  as of March 31, 1999.

     (4) Represents EBITDA divided by interest expense for the twelve months ended March 31, 2000.

     (5) Represents cash divided by 38,542 shares outstanding at March 31, 2000.

     (6) Represents stockholders' equity divided by 38,542 shares outstanding at March 31, 2000.

     (7) Pro Forma excludes non-recurring charges, the gain on the sale of assets and the extraordinary loss on early retirement of debt. Also, the Pro Forma assumes the company's 5,175 common stock offering and $250,000 Senior Notes offering occurred on April 1, 1999.
